Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193235, No. 333-199998, No. 333-209485 and No. 333-209486), and on Form S-8 (No. 333-161291, No. 333-190184, No. 333-191011, No. 333-193234, No. 333-197908, No. 333-203950 and No. 333-211972) of TransEnterix, Inc. of our reports dated March 6, 2017, relating to the consolidated financial statements and the effectiveness of TransEnterix, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

Raleigh, North Carolina

March 6, 2017